Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233704
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated April 3, 2020)

Stabilis Energy, Inc.
2,769,787 Shares of Common Stock
This prospectus supplement no. 1 (the “Supplement”) supplements information contained in the prospectus dated April 3, 2020 (the “Prospectus”) relating to the offering for resale from time to time by the selling stockholders identified therein of up to an aggregate of 2,769,787 shares of common stock, which the selling stockholders acquired pursuant to private placements between us and the selling stockholders. We registered the offer and sale of the shares of common stock to satisfy registration rights we granted to the selling stockholders.
The selling stockholders may also offer and sell the shares of common stock being offered by the Prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.
This Supplement is being filed to supersede and replace in its entirety the section entitled “Incorporation By Reference” in the Prospectus.
This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.
Our common stock is quoted on the OTCQX Best Market under the symbol “SLNG.” Our common stock previously traded on the Nasdaq Stock Market under the same symbol until October 3, 2019. On May 8, 2020, the closing price of our common stock on the OTCQX Best Market was $1.99 per share.
________________________
Investing in our common stock involves risks. See “Risk Factors” on page 7 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus, including “Part II - Item 1A - Risk Factors” in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as such may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and incorporate by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is May 8, 2020.

The section of the Prospectus titled “Incorporation By Reference” is hereby superseded and replaced in its entirety by the following:

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-24575):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 7, 2020;

•	our Current Reports on Form 8-K filed with the SEC on February 7, 2020 and April 16, 2020; and

•
the description of our shares of common stock contained in Exhibit 4.10 filed with our Annual Report on Form 10-K for the year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement and prior to effectiveness of the Registration Statement, and all such documents filed after the date of this prospectus and prior to the date of the completion of the offering to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Stabilis Energy, Inc., Attention: Corporate Secretary, 10375 Richmond Ave., Suite 700, Houston, Texas 77042. Our telephone number is 832-456-6500.

i